West8 Tower
10205 Westheimer, Suite 1000
Houston, TX 77042
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October 31, 2008

Lonnie Arnett
Vice President, Controller and Chief Accounting Officer
Dresser-Rand
10205 Westheimer, Suite 1000
Houston, Texas 77042

Dear Lonnie;

As we have previously discussed, you are retiring as Vice President and Chief Accounting Officer for Dresser-Rand Group Inc. on November 3, 2008. You will remain employed by the Company through November 30, 2008.

In recognition of your significant accomplishments during your tenure with the Company, I am pleased to inform you that the Dresser-Rand Compensation Committee of the Board of Directors has approved (a) a 2008 AIM incentive payment, the calculation of which will be based on the actual 2008 performance of the AIM Shared Services plan in which you currently participate, timed to coincide with the Company’s normal AIM payment process and based on your actual months of service in 2008, (b) the acceleration of the vesting of all of your outstanding equity grants to coincide with your last day of employment with the Company and (c) the extension of the period during which you may exercise all of your options to November 30, 2009, including but not limited to those shown below. The awards subject to vesting acceleration are as follows:
•	23,664 restricted shares
•	19,269 stock options
All of these benefits are conditioned upon you signing the Company’s release and non-solicitation agreement and the agreement being effective and not subject to revocation.

Lonnie, I would like to take this opportunity, on behalf of our Board of Directors and the Executive Leadership Team, to thank you for your many contributions and your service to Dresser-Rand. We wish you the very best in your future endeavors.

Very Truly Yours,

/s/ Mark E. Baldwin
Mark E. Baldwin
Executive Vice President and Chief Financial Officer

Acknowledged and Agreed this 19th day of November, 2008.

/s/ Lonnie Arnett
Lonnie Arnett